UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2026
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TPG Private Equity Opportunities, L.P.
(Exact name of registrant as specified in its charter)
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Delaware	000-56717	99-4755034
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
301 Commerce Street, Suite 3300 Fort Worth, TX 76102
(Address of principal executive offices and zip code)
(817) 871-4000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 26, 2026 (the “Effective Date”), an affiliate of TPG Private Equity Opportunities, L.P. (“T-POP”) entered into a revolving credit agreement (the “Agreement”) pursuant to which the lenders and letter of credit issuers thereunder agreed to provide loans and letters of credit for up to an aggregate initial principal amount of $125 million subject to customary conditions. The available capacity under the Agreement may be increased on a permanent or a temporary basis up to an amount agreed by the Lead Arranger (as defined below) and the increasing lenders and subject to the satisfaction of customary conditions, provided that the Borrower (as defined below) may not incur new loans or letters of credit in excess of the applicable loan to value ratio of 15% and maintains a loan to value ratio of not more than 25% (or at such time as the Borrower has a minimum of 70 Eligible Investments (as defined in the Agreement) and the aggregate Adjusted NAV of all Portfolio Investments (as defined in the Agreement) exceeds $4.5 billion, 30%), where “value” equals the sum of the adjusted net asset values of Eligible Investments (as defined in the Agreement) and certain other items specified therein.

The parties to the Agreement include T-POP Finance Holdings, LLC, an indirect subsidiary of T-POP US Aggregator (CYM), L.P. through which T-POP conducts its investment activities, as borrower (the “Borrower”), Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”) and lead arranger (in such capacity, the “Lead Arranger”), and certain other lenders and the letter of credit issuers as identified in the Agreement. The Agreement matures on August 25, 2027, subject to a 364-day extension option requiring approval by the Administrative Agent and extending lenders and the satisfaction of customary conditions.

Under the Agreement, borrowings denominated in U.S. dollars will bear interest, at the Borrower’s discretion, at a rate of the (i) one-month term Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.00% per annum, (ii) daily simple SOFR plus a spread of 3.00% per annum, or (iii) Base Rate (as defined in the Agreement) plus a spread of 2.00%. Such rates may be increased by up to an aggregate of 2.50% per annum during a continuing cash sweep period and/or event of default.

The Agreement contains customary representations and warranties, events of default, cash sweep events, and affirmative and negative covenants. The Borrower’s obligations under the Agreement are non-recourse to T-POP and secured by the Borrower’s distributions received from investments and the equity interest in certain of its indirect subsidiaries. Under the Agreement, the Borrower will bear customary expenses for a credit facility of this size and type, including closing fees, arrangement fees, administration fees, and unused fees.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of August 26, 2026, among T-POP Finance Holdings, LLC, as borrower, Wells Fargo Bank, National Association, as administrative agent and lead arranger, and the lenders and the letter of credit issuers party thereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG Private Equity Opportunities, L.P.

Dated: September 1, 2026	By:	/s/ Matt White
	Name:	Matt White
	Title:	Chief Financial Officer